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                     AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT


                   Amendment No. 1 to the Rights Agreement, dated as of August 19, 1999 (the "Amendment"), by and between Authentic Fitness Corporation, a Delaware corpora tion (the "Company"), and The Bank of New York, a New York banking corporation (the "Rights Agent").

                   WHEREAS, on August 19, 1999, the Company and the Rights Agent entered into a Rights Agreement (the "Agreement");

                   WHEREAS, pursuant to Section 27 of the Agreement, the Company has determined to amend the terms of the Agreement.

                   NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

           Section 1. Amendment of "Certain Definitions" Section.

                   (a) The last sentence of Section 1(e) of the Agreement is hereby amended to read in its entirety as follows:

                    For purposes of this Agreement, Beneficial Ownership shall not include (x) any options, shares acquired pursuant to grants of stock options, restricted stock or other equity based awards, acquired, in each case under any of the Company's stock option or equity compensation plans or (y) any shares with respect to which either Pentland Ventures, Ltd. ("Pentland") or General Electric Capital Corporation ("GECC"), as the case may be, has a right of first offer pursuant to the Amended and Restated Right of First Offer Letter Agreement, dated as of July 2, 1992, between GECC and Pentland (the "Letter Agreement"), prior to the acceptance by GECC (in the case of a right of first offer by Pentland) or Pentland (in the case of a right of first offer by GECC) of the other party's Offer to Purchase (as such term is defined in the Letter Agreement).

                   (b) Section 1(p) of the Agreement is hereby amended to read in its entirety as follows:


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           "Exempt Persons" shall mean

                   (i) Linda J. Wachner (or in the event of her incompetence or death, her estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Linda J. Wachner or her heirs, so long as, after the date hereof, such Persons do not acquire Beneficial Ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding; or

                   (ii) Pentland, so long as, after the date hereof, Pentland does not acquire Beneficial Ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding; provided, however, that Pentland may also acquire shares of Common Stock held by GECC or by GECC's Permitted Transferees as of June 30, 1992 pursuant to the Letter Agreement; or

                   (iii) GECC, if, as a result of acquiring shares of Common Stock held by Pentland or Pentland's Permitted Transferees as of June 30, 1992 pursuant to the Letter Agreement, GECC would otherwise become an Acquiring Person, but only if, after the date hereof (whether prior or subsequent to its acquisition of shares of Common Stock pursuant to the Letter Agreement), GECC does not acquire Beneficial Ownership of one percent (1%) or more of the shares of Common Stock then outstanding.

                (c) The following new Sections 1(kk) and 1(ll) are hereby inserted in the Agreement immediately following Section1(jj) thereof:

                    (kk) "Letter Agreement" shall have the meaning set forth in
                    Section 1(e) hereof.

                    (ll) "Permitted Transferees" shall be as defined in the Letter Agreement.

                   Section 2. "Agreement" as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

                   Section 3. Effectiveness. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.


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                   Section 4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                   IN WITNESS WHEREOF, the parties hereto have caused this Amend ment to be duly executed and attested as of the date first written above.

Attest:                               AUTHENTIC FITNESS CORPORATION

/s/ Michael P. Mc Hugh                /s/ Stanley P. Silverstein
- ---------------------------           ------------------------------
Name:  Michael P. Mc Hugh              Name:  Stanley P. Silverstein
Title: Senior Vice President           Title: Acting General Counsel
       and Chief Financial
       Officer


Attest:                               THE BANK OF NEW YORK



/s/ James Dimino                      /s/ Steven Myers
- ---------------------------           ------------------------------
Name:   James Dimino                  Name:  Steven Myers
Title:  Vice President                Title:  Assistant Vice President


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